Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

AXESSTEL, INC.

(Pursuant to Sections 78.385, 78.390 and 78.403 of the Nevada Revised Statutes)

I, the undersigned Secretary of Axesstel, Inc., do hereby certify that:

1. The Articles of Incorporation of Axesstel, Inc. (this “Corporation”) are hereby amended and restated in their entirety, effective as of the date of filing hereof with the Secretary of State of the State of Nevada, as follows:

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FIRST

The name of the corporation (hereinafter called this “Corporation”) is AXESSTEL, INC.

SECOND

The name of this Corporation’s resident agent is THE CORPORATION TRUST COMPANY OF NEVADA. The street address of said resident agent where process may be served upon this Corporation, and the mailing address of said resident agent, is 6100 Neil Road, Suite 500, Reno, Nevada 89511.

THIRD

This Corporation may maintain an office or offices, and may keep its books (subject to any provision contained in the Nevada Revised Statutes), in such place or places within or without the State of Nevada as may from time to time be designated by the Board of Directors, or by the bylaws, of this Corporation.

FOURTH

This Corporation may conduct all corporation business of every kind and nature, including without limitation the holding of all meetings of directors and stockholders, within or without the State of Nevada.

Axesstel, Inc. Amended & Restated Articles	-1-	June 16, 2005

FIFTH

The purpose and objects for which this Corporation is formed are to engage in and carry on any lawful activity, business or trade, and any activities necessary, convenient or desirable to accomplish such purposes, not forbidden by law or by these Articles of Incorporation. This Corporation shall have such rights, privileges and powers as may be conferred by Chapter 78 of the Nevada Revised Statutes, or as may be conferred upon corporations by any other existing law.

SIXTH

That the total number of common stock authorized that may be issued by the Corporation is FIFTY MILLION (50,000,000) shares of stock at $.0001 par value per share and no other class of stock shall be authorized. Said shares may be issued by the corporation from time to time for such considerations as may be fixed from time to time by the Board of Directors.

SEVENTH

The capital stock, after the amount of the subscription price, or par value, has been paid in, shall not be subject to assessment, whether to pay the debts of this Corporation or otherwise.

EIGHTH

No stockholder shall be entitled as a matter of right to subscribe for or receive, or have any preemptive or preferential right to acquire, additional shares of any class or series of stock of this Corporation, whether now or hereafter authorized, or any bonds, debentures or other securities convertible into stock, but such additional shares of stock or other securities convertible into stock may be issued or disposed of by the Board of Directors to such persons and on such terms as in its discretion it shall deem advisable.

NINTH

[RESERVED]

TENTH

The governing board of this Corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of this Corporation, provided that the number of directors shall not be reduced to fewer than three (3) or increased to greater than fifteen (15).

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ELEVENTH

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of this Corporation is expressly authorized:

(A) Unless prohibited in the bylaws, if any, adopted by the stockholders of this Corporation, to make, alter or amend the bylaws of this Corporation, including without limitation any bylaws adopted by said stockholders.

(B) To fix the amount to be reserved as working capital over and above its capital stock paid in; to authorize and cause to be executed, mortgages and liens upon the real and personal property of this Corporation.

(C) By resolution passed by a majority of the whole Board, to designate one (1) or more committees, each committee to consist of one (1) or more of the directors of this Corporation, which, to the extent provided in the resolution, or in the bylaws of this Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of this Corporation. Such committee or committees shall have such name or names as may be stated in the bylaws of this Corporation, or as may be determined from time to time by resolution adopted by the Board of Directors.

(D) When and as authorized by the affirmative vote of stockholders representing a majority of the voting power of each series or class of issued and outstanding stock entitled to vote thereon at a stockholders meeting called for that purpose, the Board of Directors shall have power and authority at any meeting to sell, lease or exchange all of the property and assets of this Corporation, including without limitation its good will and its corporate franchises, upon such terms and conditions as the Board of Directors deems expedient and for the best interests of this Corporation.

TWELFTH

No director or officer of this Corporation shall be personally liable to this Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.

Any repeal or modification of this Article Twelfth by the stockholders of this Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of this Corporation for acts or omissions occurring prior to such repeal or modification.

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THIRTEENTH

This Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by these Articles of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

FOURTEENTH

This Corporation is to have perpetual existence, unless dissolved according to law.

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2. The foregoing Amended and Restated Articles of Incorporation have been duly approved by the Board of Directors of the Corporation.

3. The foregoing Amended and Restated Articles of Incorporation have been duly approved by the required vote of stockholders in accordance with Sections 78.385, 78.390 and 78.403 of the Nevada Revised Statutes. The total number of outstanding shares of Common Stock of the Corporation is 22,034,912 of which 11,058,419 have voted in favor of the Amended and Restated Articles of Incorporation, and no shares of Preferred Stock of the Corporation are currently outstanding. The number of shares voting in favor of the Amended and Restated Articles of Incorporation equaled or exceeded the vote required. The percentage vote required under the law and the Articles of Incorporation in effect at the time of this filing was more than 50% of the outstanding Common Stock.

By	/s/ Helen Chao
Helen Chao Secretary

Attest:

By	/s/ Patrick Gray
Patrick Gray Assistant Secretary

Axesstel, Inc. Amended & Restated Articles	-4-	June 16, 2005